NEWS RELEASE

Inland Residential Properties Trust, Inc.
2901 Butterfield Road Oak Brook, Ill. 60523
www.inland-investments.com

FOR IMMEDIATE RELEASE

DATE: April 4, 2019
CONTACT: Alyssa Campbell, Inland Communications
(630) 218-2887 alyssa.campbell@inlandgroup.com

Inland Residential Properties Trust Sells Maryland Multifamily Property for $47 Million

Oak Brook, Ill. – Inland Residential Properties Trust, Inc. ("Inland Residential" or "the REIT"), a non-listed real estate investment trust sponsored by Inland Real Estate Investment Corporation, has completed the sale of The Retreat at Market Square, a 206-unit multifamily community located in Frederick, Maryland, a suburb of Baltimore, for $47 million.

The Retreat at Market Square was acquired in September 2015 for a purchase price of $45.75 million and was sold on March 29, 2019 at a sales price of $47 million, representing an increase of 2.73 percent over the original acquisition price. At the time of sale, the property was 97.08 percent leased.

The Retreat at Market Square is the second of the REIT's three assets to be sold as part of a liquidity event, approved by Inland Residential stockholders on December 18, 2018, providing for the sale of all assets of the REIT and the distribution of the net proceeds to stockholders. The first property sold, Commons at Town Center, an 85-unit multifamily property located in Vernon Hills, Illinois, was acquired in May 2017 for a purchase price of $23 million and was sold on December 20, 2018 at a sales price of $24.6 million, representing an increase of 6.3 percent over the original acquisition price. The third property, The Verandas at Mitylene in Montgomery, Alabama, is currently under contract to be sold. Sale of The Verandas at Mitylene is subject to various conditions being satisfied, including approval by the lender permitting the buyer to assume the existing mortgage loan secured by the property.

As further described in an 8-K filing with the SEC made on April 4, 2019, Inland Residential declared its second liquidating distribution of $8.59 per share payable from the net proceeds from the sale of The Retreat at Market Square, which will be paid on or about April 10, 2019 to stockholders of record as of April 2, 2019.

"We are pleased that the sale of The Retreat at Market Square marks the second property in the REIT's portfolio that was sold at a sales price greater than the purchase price at which it was acquired. We believe this transaction underscores our success and continued progress as we move toward the sale of our third and final property to complete the execution of our liquidity plan," said Mitchell Sabshon, president and CEO of Inland Residential.

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About Inland Residential Properties Trust, Inc.

Inland Residential Properties Trust, Inc. was formed to acquire, directly or indirectly, a geographically diverse portfolio primarily of Class A and Class B multifamily properties located in the top 100 metropolitan statistical areas throughout the United States. Inland Residential Properties Trust, Inc. is sponsored by Inland Real Estate Investment Corporation.

This press release contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "can", "would", "will", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Residential with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the sale of Inland Residential's remaining real estate asset, general economic conditions, unforeseen events

affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K for the year ended December 31, 2018filed on March 29, 2019 with the Securities and Exchange Commission.

Although Inland Residential believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Residential undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to Inland Residential or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.